UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
________________________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 13, 2026
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Iridium Communications Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1676 International Drive
Suite 1100
McLean, VA 22102
(Address of principal executive offices)

703-287-7400
(Registrant’s telephone number, including area code)
_____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	IRDM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2026, Iridium Communications Inc. (the “Company”), through its wholly owned subsidiary Iridium Monitor Holdings LLC (“Iridium Monitor Holdings”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with NAV CANADA, The Irish Air Navigation Service, ENAV S.P.A., Naviair Surveillance A/S, NATS (Services) Limited, and certain of their affiliated entities (collectively, the “Sellers”), pursuant to which Iridium Monitor Holdings agreed to acquire the remaining 61% of equity interests in Aireon Holdings LLC (“Aireon”) that the Company does not already own. The Company is an existing owner of equity interests in Aireon and, upon closing of the transaction (“Closing”), the Company will indirectly own all of the membership interests in Aireon and its subsidiary Aireon LLC, operator of the world’s only space-based Automatic Dependent Surveillance-Broadcast (ADS-B) air traffic surveillance system.

The aggregate purchase price payable to the Sellers is approximately $366.7 million, subject to adjustments for any distributions from the entities being acquired, and will be paid in two installments: (i) 50% in cash at Closing; and (ii) 50% deferred and in the form of a loan by the Sellers, payable one year following the Closing pursuant to a Credit and Guaranty Agreement to be entered into at Closing (the “Credit and Guaranty Agreement”) substantially in the form attached to the Purchase Agreement. The Company expects to pay the purchase price with current liquidity, including borrowings under its revolving credit facility, and future cash from operations.

The obligations of Iridium Monitor Holdings to fund the Closing cash portion of the purchase price and to perform under the Purchase Agreement are guaranteed by Iridium Satellite LLC, a wholly owned subsidiary of the Company.

The Purchase Agreement contains customary representations, warranties and covenants of Iridium Monitor Holdings, the Sellers and Aireon. The Closing is subject to customary conditions, including the accuracy of representations and warranties, performance of covenants, and receipt of required regulatory approvals (including expiration or termination of the applicable waiting period under the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended). Except in the case of fraud, the representations and warranties in the Purchase Agreement generally do not survive Closing, and the sole recourse of Iridium Monitor Holdings with respect to breaches of representations and warranties is recovery under a buyer‑side representation and warranty insurance policy obtained by Iridium Monitor Holdings in connection with the transaction.

The Purchase Agreement also contains customary exclusivity provisions and termination rights, including termination if the transaction is not completed within a specified period following signing or if the transaction is prohibited by law.

At Closing, Iridium Monitor Holdings will enter into the Credit and Guaranty Agreement pursuant to which the Sellers will provide Iridium Monitor Holdings with a $183.36 million term loan, bearing no interest, and maturing one year following the Closing, to fund the deferred portion of the purchase price. The loan will be secured by a first‑priority lien on the equity interests of Aireon and other intermediate holding company entities.

The Company will assume Aireon’s outstanding debt under an existing facility maturing in October 2028, which is expected to have principal outstanding at closing of $155.0 million and an interest rate of SOFR + 6.25%.

The foregoing summary of the terms of the Purchase Agreement is qualified by reference to the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 14, 2026, the Company issued a press release announcing that it has entered into the Purchase Agreement and its planned acquisition of Aireon. A copy of this press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1#	Securities Purchase Agreement, dated as of May 13, 2026, by and among Iridium Monitor Holdings LLC and the parties listed thereto
99.1	Press release dated May 14, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).*
#        Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.
*    Submitted electronically with this Report in accordance with the provisions of Regulation S-T.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: May 14, 2026	By:	/s/ Kathleen A. Morgan
Name: Kathleen A. Morgan
Title: Chief Legal Officer